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                                                            EXHIBIT 8.01


                                     [LETTERHEAD]



                                   February 7, 1997

CIS Investments, Inc.
Managing Owner of
JWH Global Trust
233 South Wacker Drive - Suite 2300
Chicago, Illinois 60606

          Re:  Registration Statement on Form S-1
               ----------------------------------

Dear Sir or Madam:

          We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 (Registration No. 333-16825 be filed with the SEC on or about February 7, 1997 (the "Registration Statement"), relating to Units of beneficial interest ("Units") of JWH Global Trust (the "Trust"), a Delaware business trust.

          We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion.
Based upon the foregoing, we hereby confirm our opinions expressed under the caption "Federal Income Tax Aspects" in the Prospectus (the "Prospectus") constituting a part of the Registration Statement that: (i) the Trust will be classified as a partnership for federal income tax purposes; (ii) each Unitholder will be required to report on his tax return his allocable share of the Trust's income, gains, losses, and deductions; (iii) based upon the contemplated trading activities of the Trust, the Trust should be treated as engaged in the conduct of a trade or business for federal income tax purposes, and, as a result, the ordinary and necessary business expenses incurred by the Trust in conducting its commodity futures trading business should not be subject to limitation under section 67 of the Internal Revenue Code of 1986, as amended (the "Code") or under section 68 of the Code; and (iv) based on the contemplated trading activities of the Trust, the income earned by the Trust will not constitute "unrelated business taxable income" under section 511 of the Code to employee benefit plans and other tax-exempt entities which purchase Units; provided that such Units purchased by such plans and entities are not "debt-financed" within the meaning of section 514 of the Code and provided further that the assets acquired by the Trust are not "debt financed."

          We also advise you that in our opinion the description set forth under the caption "Federal Income Tax Aspects" in the Prospectus correctly describes (subject to the uncertainties referred to therein) the material aspects of the federal income tax treatment to United States individual investors, as of the date hereof, of an investment in the Trust.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the inclusion in the Prospectus of our opinion set forth under the caption "Federal Income Tax Aspects."

                                        Very truly yours,

                                        SIDLEY& AUSTIN